                        	UNITED STATES
	              SECURITIES AND EXCHANGE COMMISSION
	                   WASHINGTON, D.C. 20549

                          	FORM 8-K

                       	CURRENT REPORT

               	Pursuant to section 13 or 15(d) of
	               the Securities exchange act of 1934


Date of Report (Date of earliest event reported): March 26, 1997
                                                 ----------------


                          Dynatronics Corporation
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       	(Exact name of registrant as specified in its charter)



                                  	Utah
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    	(State or other jurisdiction of incorporation or organization)


         0-12697                                87-0398434
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  (Commission file number)        (I.R.S. Employer Identification No.)



    7030 Park Centre Drive
    Salt Lake City, Utah                                  84121
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    (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (801) 568-7000



                               Not Applicable
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    (Former name or former address, if changed since last report)


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Item 2.    Acquisition or Disposition of Assets.

On March 26, 1997, Dynatronics Corporation ("Dynatronics" or the "Company") closed on the sale of approximately two acres of undeveloped real estate located adjacent to the Company's headquarters building in Salt Lake City, Utah (the "Utah Property"). A copy of the Company's press release announcing the transaction and dated March 31, 1997, is attached to this Report. The purchaser of the Utah Property is Candlewood Ft. Union, UT, L.L.C., a Delaware limited liability company that is an affiliate of Candlewood Hotels, Inc., Wichita, Kansas. The purchase price for the Utah Property is $1,000,000 cash, which sum was paid in full at closing of the transaction. The purchaser is not affiliated with the Company or any of its directors or officers or any associate of any officer or director of the Company.

The transaction was structured as a three-party, like-kind exchange, allowing the Company to pursue the acquisition of approximately 3.5 acres of land and two buildings in Chattanooga, Tennessee (the "Tennessee Property")as part of the same transaction. Terms of the acquisition of the Tennessee Property are not final and negotiations are on-going. The purchase price for the Tennessee Property is expected to be no greater than $575,000. Presently the Company leases the two buildings totaling approximately 23,000 square feet located on the Tennessee Property. These buildings house the Company's medical supplies and soft goods business, acquired one year ago from Superior Orthopaedics Supplies, Inc. ("Superior"). If the purchase is consummated, the Company intends to construct additional facilities on approximately 2 acres of undeveloped land included in the Tennessee Property. The owner and seller of the Tennessee Property is H&K Holdings, a Tennessee partnership, controlled by Allen and Tom Hughes (collectively, "Hughes"). Hughes and their family are the former owners of Superior and Hughes are the principal managers of the Company's Tennessee-based operations. Collectively, Hughes own approximately 53% of H&K Holdings and each of them is the beneficial owner of approximately 2% of the Company's issued and outstanding common stock, all of which was acquired in the transaction by which the Company acquired Superior. While the provisions of a like kind exchange (Section 1031 of the Internal Revenue Code, as amended) allow for up to 180 days to close the purchase of the Tennessee Property, the Company expects to close the purchase within 45 days. Funds for the purchase of the Tennessee Property would come from the sale of the Utah Property, as described above.

Assuming the transaction, including the acquisition of the Tennessee Property, can be structured as intended by the Company as described above, the Company will receive net cash proceeds of approximately $25,000, after paying $100,000 in taxes on the transaction, and will be the owner of the Tennessee Property. The Company will have used approximately $239,000 to reduce its indebtedness on its Salt Lake County facility and the Company would book approximately $150,000 in income or approximately $.02 per share in earnings as a result of the completed transaction.


                                  1.
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                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      Dynatronics Corporation


                     By:          /s/ Kelvyn H. Cullimore, Jr.
                                  --------------------------------------
                                      Kelvyn H. Cullimore, Jr.
                                      President
                                      (Principal Executive Officer)

Date: April 9, 1997






































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Attachment: Press Release of 3/31/97:

NEWS RELEASE

For Immediate Release

Contact:	Bob Cardon, Dynatronics Corporate Secretary
	800-874-6251, or 801-568-7000


	Dynatronics Reports $1 Million Land Sale to Candlewood Hotels

Salt Lake City, Utah (March 31, 1997) - Dynatronics Corporation
(NASDAQ: DYNT) today announced the sale of over two acres of undeveloped land adjacent to its Salt Lake County facility to Candlewood Hotels, Inc. The Wichita, Kansas-based hotelier has targeted the property for the construction of an extended-stay hotel that will cater to the business traveler. The property's sale price was $1 million. Dynatronics plans to use a portion of the sale proceeds to effect a tax-free exchange for a 22,500 sq. ft. building near Chattanooga, Tennessee, which Dynatronics currently leases, plus approximately two acres of adjacent land. Dynatronics anticipates saving over $50,000 annually by eliminating the lease payments, and plans to construct manufacturing facilities on the adjacent two acres for its expanding line of medical supplies and soft goods.

"We're very pleased with this transaction with Candlewood Hotels," stated Dynatronics' President Kelvyn H. Cullimore Jr., "and we look forward to having them as neighbors.

"We originally purchased the extra acreage adjacent to our Salt
Lake County facility for future expansion," explained Cullimore. "But the land has appreciated so much since we bought it that it's now impractical to use it for manufacturing. Plus, with Dynatronics' expansion in Tennessee and South Carolina this past year, the land sale and accompanying tax-free exchange set the stage for our expansion in Tennessee, where we now have our most pressing demand for space." Dynatronics anticipates reporting an extra $.02 per-share earnings as a result of the sale of the property.

Dynatronics is a leading domestic manufacturer and marketer of advanced technology medical devices, orthopedic soft goods and supplies, therapy tables, and rehabilitation equipment for the physical medicine market.

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